UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2021

PerkinElmer, Inc.

(Exact Name of Registrant as Specified in its Charter)

Massachusetts	001-05075	04-2052042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

940 Winter Street, Waltham, Massachusetts	02451
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 663-6900

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240. 14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $1 par value per share	PKI	The New York Stock Exchange
1.875% Notes due 2026	PKI 21A	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement

On August 11, 2021, PerkinElmer, Inc. (“PerkinElmer”) entered into an unsecured delayed draw term loan credit facility (the “Credit Agreement”) with Bank of America, N.A., as Administrative Agent and the Lenders party thereto. The Credit Agreement provides for a $500 million committed term loan credit facility available through the earlier of (i) the consummation of PerkinElmer’s acquisition of BioLegend, Inc. (“BioLegend”, with such transaction acquiring BioLegend being the “Acquisition”) and (ii) the date that is five (5) business days after October 25, 2021, and as may be extended through January 31, 2022 in the event that the outside date under the definitive agreement with respect to the Acquisition is extended. Proceeds of borrowings under the Credit Agreement will be used to (i) fund, in part, the Acquisition, (ii) refinance certain indebtedness of BioLegend and (iii) pay fees and expenses incurred in connection with the Acquisition and the financing of the Acquisition.

Borrowings made pursuant to the Credit Agreement will bear interest, payable quarterly or, if earlier, at the end of any interest period, at either (a) the base rate, as described in the Credit Agreement, or (b) the eurocurrency rate (a publicly published rate), in each case plus a percentage spread based on the credit rating of PerkinElmer’s debt. The loans under the Credit Agreement will mature on the third anniversary of the funding date.

The Credit Agreement contains customary affirmative and negative covenants for credit facilities of this type, including, among others, limitations on PerkinElmer and its subsidiaries with respect to liens, incurrence of indebtedness by subsidiaries of PerkinElmer, and mergers and acquisitions. The Credit Agreement contains a debt-to-capitalization ratio covenant applicable so long as PerkinElmer’s debt is rated Investment Grade (as defined in the Credit Agreement). This covenant is replaced by leverage ratio and interest coverage ratio covenants under certain circumstances. The Credit Agreement also contains customary events of default (with customary grace periods, as applicable). The Credit Agreement also includes customary conditions of borrowing, including the closing of the Acquisition and the accuracy of certain “specified” representations and warranties.

PerkinElmer has from time to time had financial advisory and banking relationships with the parties to the Credit Agreement.

The foregoing description of the Credit Agreement and related matters is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information reported under Item 1.01 “Entry into a Material Definitive Agreement” above is incorporated herein by reference.

Item 8.01.	Other Events

The information reported under Item 1.01 “Entry into a Material Definitive Agreement” above is incorporated herein by reference.

The total commitments with respect to the 364-day senior unsecured bridge term loan facility pursuant to that certain commitment letter dated July 25, 2021 between PerkinElmer and Goldman Sachs Bank USA, and joined by certain additional lender parties on August 11, 2021, were reduced by $500 million concurrently with the effectiveness of the Credit Agreement.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

99.1	Term Loan Credit Agreement, dated as of August 11, 2021, among PerkinElmer, Inc., Bank of America, N.A. as Administrative Agent and the Lenders party thereto.

104	Cover Page Interactive Data File (formatted as inline XBRL with applicable taxonomy extension information contained in Exhibit 101)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERKINELMER, INC.

Date: August 12, 2021	By:	/s/ John L. Healy
John L. Healy Vice President and Associate General Counsel